Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
Paul E. Landers, Chief Financial Officer	Ina McGuinness/Bruce Voss
(858) 552-7962	(310) 691-7100

For Immediate Release

QUIDEL NAMES THOMAS D. BROWN TO BOARD OF DIRECTORS

Addition of Veteran Abbott Laboratories Executive Expands Board to Seven

SAN DIEGO, Calif. (December 13, 2004) — Quidel Corporation (NASDAQ: QDEL), a leading provider of point-of-care rapid diagnostic tests, today announced the election of Thomas D. Brown, 56, to the Quidel Board of Directors, increasing Board membership to seven.  Mr. Brown is an accomplished medical diagnostics professional, having served in various capacities at Abbott Laboratories for 28 years prior to his retirement in 2002.

“Tom’s extensive industry experience coupled with his vast network of professional contacts and strong business acumen will certainly complement our Board,” said Mark A. Pulido, Quidel’s Chairman of the Board.  “We’re happy to welcome Tom as a Director of Quidel.”

Commenting on his appointment, Mr. Brown said, “I’m delighted to be joining the Quidel Board of Directors, and look forward to adding my experience to the benefit of this leading point-of-care rapid diagnostics organization.  The point of care testing segment represents a real growth opportunity in the clinical diagnostics marketplace.  Testing continues to gravitate closer to the patient bedside and physicians are demanding more rapid turnaround time.  Quidel has both the science and technology to accommodate this shift.”

Mr. Brown joined Abbott Laboratories in 1974 as a sales representative in the company’s Diagnostics Division (ADD).  From 1977 to his retirement in 2002, he held numerous sales, marketing and general management positions within ADD.  He was named Director of Sales in 1985 and Divisional Vice President of U.S. Sales in 1986.  In 1987 Mr. Brown was promoted to Divisional Vice President and General Manager, Western Hemisphere Commercial Operations and in 1992 he was named Divisional Vice President worldwide Commercial Operations.  Mr. Brown was elected Corporate Vice President Worldwide Diagnostic Commercial Operations in 1993, and in 1998 he was named Senior Vice President, and President of the Diagnostics Division.  Prior to Abbott Laboratories he worked for a brief period at Xerox Corporation.  Mr. Brown holds a Bachelor of Arts degree from the State University of New York at Buffalo.

About Quidel

Quidel Corporation is a worldwide company helping women and their families live healthy lives, through the discovery, development and manufacture and marketing of point of care (POC) rapid diagnostic tests for detection of medical conditions and illnesses. These products provide accurate, rapid and cost-effective diagnostic information for acute and chronic conditions associated with women’s and family health in areas including reproduction, upper respiratory infections and other clinical conditions. Its broad line of POC diagnostics includes influenza A and B, Strep throat, pregnancy, H. pylori infection, chlamydia, infectious mononucleosis and infectious vaginitis. Quidel’s products are sold to healthcare professionals for use in physician offices and clinical laboratories, and to consumers through distribution partners. For more information, please visit www.quidel.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks and uncertainties. Many possible events or factors could affect Quidel’s future financial results and performance, such that its actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in operating results may arise as a result of a number of factors, including, without limitation, intellectual property, product liability, environmental and other litigation, required patent license fee payments not currently reflected in our costs, seasonality, the length and severity of cold and flu seasons, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the United States Food and Drug Administration (the “FDA”), and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. All of the risks described in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

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